Exhibit 99.1

FTI Consulting, Inc.

555 12th Street NW

Washington, DC 20004

+1.202.312.9100

Investor & Media Contact:

Mollie Hawkes

+1.617.747.1791

mollie.hawkes@fticonsulting.com

FTI Consulting Reports Record First Quarter 2021 Financial Results

•	First Quarter 2021 Revenues of $686.3 Million, Up 13.5% Compared to $604.6 Million in Prior Year Quarter

•	First Quarter 2021 EPS of $1.84, Up 23.5% Compared to $1.49 in Prior Year Quarter; First Quarter 2021 Adjusted EPS of $1.89, Up 23.5% Compared to $1.53 in Prior Year Quarter

Washington, D.C., April 29, 2021 — FTI Consulting, Inc. (NYSE: FCN) today released financial results for the quarter ended March 31, 2021.

First quarter 2021 revenues of $686.3 million increased $81.7 million, or 13.5%, compared to revenues of $604.6 million in the prior year quarter. Excluding the estimated positive impact from foreign currency translation (“FX”), revenues increased $67.0 million, or 11.1%, compared to the prior year quarter. Acquisition-related revenues contributed $16.0 million in the quarter. Excluding the estimated positive impact of FX and acquisition-related revenues, revenues increased $51.0 million, or 8.4%, compared to the prior year quarter, primarily due to higher demand in the Economic Consulting and Technology segments, which was partially offset by a $17.5 million decline in pass-through revenues. Net income of $64.5 million compared to $56.7 million in the prior year quarter. The increase in net income was primarily due to higher operating profits in the Economic Consulting, Forensic and Litigation Consulting, and Technology segments, which was partially offset by lower operating profits in the Corporate Finance & Restructuring segment compared to the prior year quarter.

Adjusted EBITDA of $99.5 million, or 14.5% of revenues, compared to $83.2 million, or 13.8% of revenues, in the prior year quarter. The increase in Adjusted EBITDA was due to higher revenues, which was partially offset by higher compensation, primarily related to a 12.3% increase in billable headcount and higher variable compensation compared to the prior year quarter.

First quarter 2021 diluted earnings per share (“EPS”) of $1.84 compared to $1.49 in the prior year quarter. First quarter 2021 EPS included $2.3 million of non-cash interest expense related to the Company’s 2.0% convertible senior notes due 2023 (“2023 Convertible Notes”), which decreased EPS by $0.05. First quarter 2020 EPS included $2.2 million of non-cash interest expense related to the Company’s 2023 Convertible Notes, which decreased EPS by $0.04. First quarter 2021 Adjusted EPS of $1.89 compared to Adjusted EPS of $1.53 in the prior year quarter.

Steven H. Gunby, President and Chief Executive Officer of FTI Consulting, commented, “Though we are, of course, very pleased with our record quarterly performance, even more gratifying is the progress we have shown over multiple years. That longer-term trajectory underscores the strength of our team and the power of our strategy of focusing on attracting and developing the best professionals in the market and supporting them — in weak quarters as well as strong ones — as they support our clients and build our business.”

Cash Position and Capital Allocation

Net cash used in operating activities of $166.6 million for the quarter ended March 31, 2021 compared to $123.6 million for the quarter ended March 31, 2020. The year-over-year increase in net cash used in operating activities was largely due to an increase in salaries related to headcount growth and higher annual bonus payments, which was partially offset by an increase in cash collected resulting from higher revenues.

Cash and cash equivalents of $233.4 million at March 31, 2021 compared to $223.1 million at March 31, 2020 and $295.0 million at December 31, 2020. Total debt, net of cash, of $252.8 million at March 31, 2021 compared to $143.2 million at March 31, 2020 and $21.3 million at December 31, 2020. The sequential increase in total debt, net of cash, was primarily due to higher borrowings under the Company’s senior secured bank revolving credit facility, which were primarily used for annual bonus payments.

During the quarter, the Company repurchased 421,725 shares of its common stock at an average price per share of $109.37 for a total cost of $46.1 million. As of March 31, 2021, approximately $167.1 million remained available for common stock repurchases under the Company’s stock repurchase authorization.

First Quarter 2021 Segment Results

Corporate Finance & Restructuring

Revenues in the Corporate Finance & Restructuring segment increased $18.5 million, or 8.9%, to $226.2 million in the quarter, compared to $207.7 million in the prior year quarter. Excluding the estimated positive impact from FX, revenues increased $14.4 million, or 6.9%, compared to the prior year quarter. Acquisition-related revenues contributed $16.0 million in the quarter. Excluding the estimated positive impact from FX and acquisition-related revenues, revenues decreased $1.6 million, or 0.8%, primarily due to a $9.3 million decline in pass-through revenues and lower demand for restructuring services in North America, which was partially offset by higher demand and realized rates for transactions services compared to the prior year quarter. Adjusted Segment EBITDA of $37.4 million, or 16.6% of segment revenues, compared to $48.9 million, or 23.6% of segment revenues, in the prior year quarter. The decrease in Adjusted Segment EBITDA was due to higher compensation, which was primarily related to a 34.9% increase in billable headcount compared to the prior year quarter.

Forensic and Litigation Consulting

Revenues in the Forensic and Litigation Consulting segment increased $3.2 million, or 2.2%, to $150.8 million in the quarter, compared to $147.6 million in the prior year quarter. Excluding the estimated positive impact from FX, revenues increased $0.4 million, or 0.3%, primarily due to higher demand for health solutions and investigations services, which was largely offset by a $4.2 million decline in pass-through revenues and lower realized rates for data & analytics services compared to the prior year quarter. Adjusted Segment EBITDA of $29.4 million, or 19.5% of segment revenues, compared to $21.2 million, or 14.4% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was primarily due to higher revenues with higher utilization and a decline in selling, general and administrative (“SG&A”) expenses compared to the prior year quarter.

Economic Consulting

Revenues in the Economic Consulting segment increased $37.1 million, or 28.1%, to $169.3 million in the quarter, compared to $132.1 million in the prior year quarter. Excluding the estimated positive impact from FX, revenues increased $33.5 million, or 25.3%, primarily due to higher demand for non-merger and acquisition (“M&A”)-related antitrust and M&A-related antitrust services, as well as higher realized rates and demand for international arbitration services compared to the prior year quarter. Adjusted Segment EBITDA of $26.6 million, or 15.7% of segment revenues, compared to $12.7 million, or 9.6% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was due to higher revenues, which was partially offset by higher compensation, related to an increase in variable compensation and a 9.9% increase in billable headcount compared to the prior year quarter.

Technology

Revenues in the Technology segment increased $20.7 million, or 35.3%, to $79.5 million in the quarter, compared to $58.7 million in the prior year quarter. Excluding the estimated positive impact from FX, revenues increased $19.0 million, or 32.4%, primarily due to higher demand for M&A-related “second request” services compared to the prior year quarter. Adjusted Segment EBITDA of $21.6 million, or 27.2% of segment revenues, compared to $14.5 million, or 24.7% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was due to higher revenues, which was partially offset by an increase in compensation compared to the prior year quarter.

Strategic Communications

Revenues in the Strategic Communications segment increased $2.1 million, or 3.7%, to $60.5 million in the quarter, compared to $58.4 million in the prior year quarter. Excluding the estimated positive impact from FX, revenues decreased $0.3 million, or 0.5%, primarily due to a $2.2 million decline in pass-through revenues, which was largely offset by higher demand for public affairs services compared to the prior year quarter. Adjusted Segment EBITDA of $10.4 million, or 17.2% of segment revenues, compared to $8.8 million, or 15.0% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was primarily due to lower SG&A expenses compared to the prior year quarter.

First Quarter 2021 Conference Call

FTI Consulting will host a conference call for analysts and investors to discuss first quarter 2021 financial results at 9:00 a.m. Eastern Time on Thursday, April 29, 2021. The call can be accessed live and will be available for replay over the internet for 90 days by logging onto the Company’s investor relations website here.

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations manage change, mitigate risk and resolve disputes: financial, legal, operational, political & regulatory, reputational and transactional. With more than 6,400 employees located in 29 countries, FTI Consulting professionals work closely with clients to anticipate, illuminate and overcome complex business challenges and make the most of opportunities. The Company generated $2.46 billion in revenues during fiscal year 2020. More information can be found at www.fticonsulting.com.

Non-GAAP Financial Measures

In the accompanying analysis of financial information, we sometimes use information derived from consolidated and segment financial information that may not be presented in our financial statements or prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). Certain of these financial measures are considered not in conformity with GAAP (“non-GAAP financial measures”) under the United States Securities and Exchange Commission (“SEC”) rules. Specifically, we have referred to the following non-GAAP financial measures:

•	Total Segment Operating Income

•	Adjusted EBITDA

•	Total Adjusted Segment EBITDA

•	Adjusted EBITDA Margin

•	Adjusted Net Income

•	Adjusted Earnings per Diluted Share

•	Free Cash Flow

We have included the definitions of Segment Operating Income and Adjusted Segment EBITDA, which are GAAP financial measures, below in order to more fully define the components of certain non-GAAP financial measures presented in this press release. We define Segment Operating Income as a segment’s share of consolidated operating income. We define Total Segment Operating Income, which is a non-GAAP financial measure, as the total of Segment Operating Income for all segments, which excludes unallocated corporate expenses. We use Segment Operating Income for the purpose of calculating Adjusted Segment EBITDA. We define Adjusted Segment EBITDA as a segment’s share of consolidated operating income before depreciation, amortization of intangible assets, remeasurement of acquisition-related contingent consideration, special charges and goodwill impairment charges. We use Adjusted Segment EBITDA as a basis to internally evaluate the financial performance of our segments because we believe it reflects current core operating performance and provides an indicator of the segment’s ability to generate cash.

We define Total Adjusted Segment EBITDA, which is a non-GAAP financial measure, as the total of Adjusted Segment EBITDA for all segments, which excludes unallocated corporate expenses. We define Adjusted EBITDA, which is a non-GAAP financial measure, as consolidated net income before income tax provision, other non-operating income (expense), depreciation, amortization of intangible assets, remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges, gain or loss on sale of a business and losses on early extinguishment of debt. We believe that these non-GAAP financial measures, when considered together with our GAAP financial results and GAAP financial measures, provide management and investors with a more complete understanding of our operating results, including underlying trends. In addition, EBITDA is a common alternative measure of operating performance used by many of our competitors. It is used by investors, financial analysts, rating agencies and others to value and compare the financial performance of companies in our industry. Therefore, we also believe that these non-GAAP financial measures, considered along with corresponding GAAP financial measures, provide management and investors with additional information for comparison of our operating results with the operating results of other companies. We define Adjusted EBITDA Margin, which is a non-GAAP financial measure, as Adjusted EBITDA as a percentage of total revenues.

We define Adjusted Net Income and Adjusted Earnings per Diluted Share (“Adjusted EPS”), which are non-GAAP financial measures, as net income and EPS, respectively, excluding the impact of remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges, losses on early extinguishment of debt, non-cash interest expense on convertible notes and the gain or loss on sale of a business. We use Adjusted Net Income for the purpose of calculating Adjusted EPS. Management uses Adjusted EPS to assess total Company operating performance on a consistent basis. We believe that these non-GAAP financial measures, when considered together with our GAAP financial results and GAAP financial measures, provide management and investors with an additional understanding of our business operating results, including underlying trends.

We define Free Cash Flow, which is a non-GAAP financial measure, as net cash used in operating activities less cash payments for purchases of property and equipment. We believe this non-GAAP financial measure, when considered together with our GAAP financial results, provides management and investors with an additional understanding of the Company’s ability to generate cash for ongoing business operations and other capital deployment.

Non-GAAP financial measures are not defined in the same manner by all companies and may not be comparable with other similarly titled measures of other companies. Non-GAAP financial measures should be considered in addition to, but not as a substitute for or superior to, the information contained in our Condensed Consolidated Statements of Comprehensive Income and Condensed Consolidated Statements of Cash Flows. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the financial tables accompanying this press release.

Safe Harbor Statement

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which involve uncertainties and risks. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues, future results and performance, expectations, plans or intentions relating to acquisitions, share repurchases and other matters, business trends and other information that is not historical, including statements regarding estimates of our future financial results. When used in this press release, words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, estimates of our future financial results, are based upon our expectations at the time we make them and various assumptions. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and estimates will be achieved, and the Company’s actual results may differ materially from our expectations, beliefs and estimates. Further, unaudited quarterly results are subject to normal year-end adjustments. The Company has experienced fluctuating revenues, operating income and cash flows in prior periods and expects that this will occur from time to time in the future. Other factors that could cause such differences include declines in demand for, or changes in, the mix of services and products that we offer; the mix of the geographic locations where our clients are located or where services are performed; fluctuations in the price per share of our common stock; adverse financial, real estate or other market and general economic conditions; the impact of the COVID-19 pandemic and related events that are beyond our control, which could affect our segments, practices and the geographic regions in which we conduct business differently and adversely; and other future events, which could impact each of our segments, practices and the geographic regions in which we conduct business differently and could be outside of our control; the pace and timing of the consummation and integration of future acquisitions; the Company’s ability to realize cost savings and efficiencies; competitive and general economic conditions; retention of staff and clients; new laws and regulations or changes thereto; and other risks described under the heading “Item 1A, Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC, and in the Company’s other filings with the SEC. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

FINANCIAL TABLES FOLLOW

# # #

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	March 31, 2021	December 31, 2020
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$233,421	$294,953
Accounts receivable, net	798,516	711,357
Current portion of notes receivable	35,540	35,253
Prepaid expenses and other current assets	83,672	88,144

Total current assets	1,151,149	1,129,707
Property and equipment, net	100,686	101,642
Operating lease assets	148,322	156,645
Goodwill	1,233,292	1,234,879
Intangible assets, net	38,172	41,550
Notes receivable, net	59,049	61,121
Other assets	47,530	51,819

Total assets	$2,778,200	$2,777,363

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable, accrued expenses and other	$167,818	$170,066
Accrued compensation	285,528	455,933
Billings in excess of services provided	42,432	44,172

Total current liabilities	495,778	670,171
Long-term debt, net	458,840	286,131
Noncurrent operating lease liabilities	153,376	161,677
Deferred income taxes	157,861	158,342
Other liabilities	95,995	100,861

Total liabilities	1,361,850	1,377,182

Stockholders’ equity
Preferred stock, $0.01 par value; shares authorized — 5,000; none outstanding	—	—
Common stock, $0.01 par value; shares authorized — 75,000; shares issued and outstanding — 34,228 (2021) and 34,481 (2020)	342	345
Additional paid-in capital	—	—
Retained earnings	1,527,685	1,506,271
Accumulated other comprehensive loss	(111,677)	(106,435)

Total stockholders’ equity	1,416,350	1,400,181

Total liabilities and stockholders’ equity	$2,778,200	$2,777,363

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

	Three Months Ended March 31,
	2021	2020
	(Unaudited)
Revenues	$686,277	$604,593

Operating expenses
Direct cost of revenues	468,424	402,247
Selling, general and administrative expenses	126,546	126,959
Amortization of intangible assets	2,801	2,331

	597,771	531,537

Operating income	88,506	73,056

Other income (expense)
Interest income and other	1,034	5,017
Interest expense	(4,797)	(4,861)

	(3,763)	156

Income before income tax provision	84,743	73,212
Income tax provision	20,247	16,465

Net income	$64,496	$56,747

Earnings per common share — basic	$1.93	$1.56

Weighted average common shares outstanding — basic	33,483	36,415

Earnings per common share — diluted	$1.84	$1.49

Weighted average common shares outstanding — diluted	35,063	38,190

Other comprehensive loss, net of tax
Foreign currency translation adjustments, net of tax expense of $0	$(5,242)	$(31,102)

Total other comprehensive loss, net of tax	(5,242)	(31,102)

Comprehensive income	$59,254	$25,645

FTI CONSULTING, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands, except per share data)

	Three Months Ended March 31,
	2021	2020
	(Unaudited)
Net income	$64,496	$56,747
Add back:
Non-cash interest expense on convertible notes	2,348	2,225
Tax impact of non-cash interest expense on convertible notes	(611)	(579)

Adjusted Net Income	$66,233	$58,393

Earnings per common share — diluted	$1.84	$1.49
Add back:
Non-cash interest expense on convertible notes	0.07	0.06
Tax impact of non-cash interest expense on convertible notes	(0.02)	(0.02)

Adjusted earnings per common share — diluted	$1.89	$1.53

Weighted average number of common shares outstanding — diluted	35,063	38,190

FTI CONSULTING, INC.

RECONCILIATION OF NET INCOME AND OPERATING INCOME TO ADJUSTED EBITDA

(in thousands)

Three Months Ended March 31, 2021 (Unaudited)	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$64,496
Interest income and other							(1,034)
Interest expense							4,797
Income tax provision							20,247

Operating income	$34,299	$28,006	$25,232	$18,559	$9,120	$(26,710)	$88,506
Depreciation and amortization	1,253	1,252	1,347	3,039	539	731	8,161
Amortization of intangible assets	1,887	174	—	—	739	1	2,801

Adjusted EBITDA	$37,439	$29,432	$26,579	$21,598	$10,398	$(25,978)	$99,468

Three Months Ended March 31, 2020 (Unaudited)	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$56,747
Interest income and other							(5,017)
Interest expense							4,861
Income tax provision							16,465

Operating income	$46,664	$19,506	$11,396	$11,589	$7,492	$(23,591)	$73,056
Depreciation and amortization	979	1,416	1,270	2,895	586	677	7,823
Amortization of intangible assets	1,303	286	44	—	698	—	2,331

Adjusted EBITDA	$48,946	$21,208	$12,710	$14,484	$8,776	$(22,914)	$83,210

FTI CONSULTING, INC.

OPERATING RESULTS BY BUSINESS SEGMENT

	Segment Revenues	Adjusted EBITDA	Adjusted EBITDA Margin	Utilization	Average Billable Rate	Revenue- Generating Headcount
	(in thousands)					(at period end)
Three Months Ended March 31, 2021 (Unaudited)
Corporate Finance & Restructuring	$226,203	$37,439	16.6%	59%	$462	1,684
Forensic and Litigation Consulting	150,821	29,432	19.5%	60%	$357	1,367
Economic Consulting	169,273	26,579	15.7%	75%	$494	890
Technology (1)	79,459	21,598	27.2%	N/M	N/M	423
Strategic Communications (1)	60,521	10,398	17.2%	N/M	N/M	778

	$686,277	$125,446	18.3%			5,142

Unallocated Corporate		(25,978)

Adjusted EBITDA		$99,468	14.5%

Three Months Ended March 31, 2020 (Unaudited)
Corporate Finance & Restructuring	$207,749	$48,946	23.6%	69%	$456	1,248
Forensic and Litigation Consulting	147,597	21,208	14.4%	58%	$342	1,393
Economic Consulting	132,138	12,710	9.6%	68%	$466	810
Technology (1)	58,723	14,484	24.7%	N/M	N/M	374
Strategic Communications (1)	58,386	8,776	15.0%	N/M	N/M	755

	$604,593	$106,124	17.6%			4,580

Unallocated Corporate		(22,914)

Adjusted EBITDA		$83,210	13.8%

N/M -    Not meaningful

(1)

The majority of the Technology and Strategic Communications segments’ revenues are not generated based on billable hours. Accordingly, utilization and average billable rate metrics are not presented as they are not meaningful as a segment-wide metric.

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended March 31,
	2021	2020
	(Unaudited)
Operating activities
Net income	$64,496	$56,747
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	8,161	7,823
Amortization and impairment of intangible assets	2,801	2,331
Acquisition-related contingent consideration	1,289	506
Provision for expected credit losses	4,832	3,872
Share-based compensation	7,242	7,454
Amortization of debt discount and issuance costs and other	2,815	2,978
Deferred income taxes	3,612	545
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, billed and unbilled	(93,396)	(60,963)
Notes receivable	1,899	7,051
Prepaid expenses and other assets	1,900	9,442
Accounts payable, accrued expenses and other	(7,803)	11,136
Income taxes	9,355	(667)
Accrued compensation	(172,042)	(176,070)
Billings in excess of services provided	(1,745)	4,253

Net cash used in operating activities	(166,584)	(123,562)

Investing activities
Purchases of property and equipment and other	(7,976)	(8,228)

Net cash used in investing activities	(7,976)	(8,228)

Financing activities
Borrowings under revolving line of credit	197,500	55,000
Repayments under revolving line of credit	(27,500)	(5,000)
Purchase and retirement of common stock	(46,133)	(49,135)
Share-based compensation tax withholdings and other	(6,798)	(5,583)
Payments for business acquisition liabilities	(3,374)	—
Deposits and other	2,721	3,870

Net cash provided by (used in) financing activities	116,416	(848)

Effect of exchange rate changes on cash and cash equivalents	(3,388)	(13,672)

Net decrease in cash and cash equivalents	(61,532)	(146,310)
Cash and cash equivalents, beginning of period	294,953	369,373

Cash and cash equivalents, end of period	$233,421	$223,063

FTI CONSULTING, INC.

RECONCILIATION OF NET CASH USED IN OPERATING ACTIVITIES TO FREE CASH FLOW

(in thousands)

	Three Months Ended March 31,
	2021	2020
Net cash used in operating activities	$(166,584)	$(123,562)
Purchases of property and equipment	(8,001)	(8,236)

Free Cash Flow	$(174,585)	$(131,798)